Neuro-Hitech, Inc. Announces Acquisition of MCR American Pharmaceuticals

Closes on Equity Raise

New York, NY – June 11, 2008 – Neuro-Hitech, Inc. (OTC BB: NHPI.OB - News), a New York-based pharmaceutical company previously focused on developing innovative drugs for the treatment of neurodegenerative diseases, today announced the acquisition of MCR American Pharmaceuticals, Inc. (“MCR”) and AMBI Pharmaceuticals, Inc. (“AMBI”). MCR and AMBI are engaged in a specialty pharmaceutical business focusing on the development, marketing and distribution of branded and generic pharmaceutical products targeted primarily to the cough and cold markets.

“We are very excited about this transformational acquisition”, commented Mark Auerbach the Chairman of the Board of Neuro-Hitech. “The MCR/AMBI business is an excellent platform on which to build a diverse product portfolio to accelerate the company’s growth and position it to leverage our management and board expertise.”

Neuro-Hitech announced the appointment of Matt Colpoys as its new President and Chief Executive Officer, and as a director. He replaces Dr. Gary T. Shearman, who resigned concurrent with the acquisition to pursue other interests.

Mr. Colpoys has over 20 years experience in the pharmaceutical industry, most recently as Vice-President of Marketing and Sales at Insmed, Inc. Prior to that he held management positions in commercial operations at Pharmacia (now Pfizer) and Genentech where he was instrumental in the commercial launch of two specialty pharmaceutical products which sell in excess of $600 million per year. Mr. Colpoys also worked as the Senior Director of the Pain and Neurology division of Elan Pharmaceuticals, Inc.

Mr. Colpoys said, “I am pleased to be associated with such a strong and experienced board and management group and look forward to working with them as we execute our business plan going forward.”

For the three months ended March 31, 2008, the combined MCR and AMBI businesses had revenues of approximately $2.7 million and net income of approximately $400,000. The results for the three months ended March 31, 2008 are not necessarily indicative of results for the year ending December 31, 2008. In late 2007 MCR/AMBI reformulated their products and since December 2007 have been engaged in the distribution of the reformulated products.

Neuro-Hitech also announced changes in the composition of its board of directors. In addition to Mr. Colpoys, Phillip Young and Kevin Esval were appointed to the board of directors replacing Dr. Shearman, Jay Lombard and Neuro-Hitech co-founder, Alan Kestenbaum. Dr. Lombard has joined Neuro-Hitech’s Advisory Board.

Mr. Young has over 25 years of pharmaceutical experience in product development, launch and commercialization. He currently serves as Chief Executive Officer and President of Osteologix, Inc. Mr. Young previously served as Executive Vice President of Commercial Operations and Chief Business Officer of Insmed, Inc. Mr. Young has also served in various executive positions at Pharmacia (now Pfizer) and Genentech. Mr. Young played a key role in Elan Pharmaceuticals acquisition of Neurex Pharmaceuticals, where he was responsible for developing and managing the commercial and clinical strategies for new product launches and expanding label indications as Vice President and General Manager.

Mr. Esval is founder and President of VelocityHealth Securities, Inc., a boutique investment bank focusing exclusively on providing life sciences companies with strategic advice, debt and equity capital placements and merger and acquisition advisory services. Mr. Esval currently serves as a director of Dayspring Pharma, LLC.

VelocityHealth Securities acted as Financial Advisor to MCR American Pharmaceuticals in this transaction.

In connection with the acquisition, Neuro-Hitech issued consideration consisting of an aggregate of: (i) $4,400,000 in cash, (ii) two promissory notes with an aggregate principal amount of $6 million and (iii) 3,033,333 shares of restricted Neuro-Hitech common stock. The shares issued in connection with the acquisition are subject to lock-up for between 12 and 30 months.

Neuro-Hitech continues to explore opportunities to enter into collaborative, joint and strategic alliances, and licensing arrangements with one or more pharmaceutical companies for the further development of Huperzine A and the company’s pipeline of pre-clinical compounds.

Neuro-Hitech concurrently closed on a private offering of 12,100,000 shares of its common stock for an aggregate of $3.025 million in cash.

Neuro-Hitech is concurrently filing a Form 8-K with the Securities and Exchange Commission which should be reviewed for additional information about the aforementioned transactions, a consulting agreement between Neuro-Hitech and the seller, and a supply agreement between Neuro-Hitech and a manufacturer owned by the seller.

About Neuro-Hitech

Neuro-Hitech, Inc. is a New York-based specialty pharmaceutical company focusing on the development, marketing and distribution of branded and generic pharmaceutical products. The company is also exploring opportunities to enter into collaborative, joint and strategic alliances, and licensing arrangements with one or more pharmaceutical companies for the further development of Huperzine A and the company’s pipeline of pre-clinical compounds.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Company Contact:
David Barrett
CFO
Neuro-Hitech, Inc.
212-594-1215

Source: Neuro-Hitech